Exhibit 99.1

CyberOptics Announces $3 Million Share Repurchase Authorization

Minneapolis, MN—July 24, 2019—CyberOptics Corporation (Nasdaq: CYBE) today announced that its Board of Directors has authorized a $3.0 million share repurchase program through June 30, 2020. The common stock will be acquired from time to time in open market transactions, block purchases and other transactions complying with the Securities and Exchange Commission’s Rule 10b-18.

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high-precision 3D sensing technology solutions. CyberOptics’ sensors are used in SMT, semiconductor and metrology markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the Company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the timing of orders and shipments of our products, particularly our 3D MRS-enabled AOI systems; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics and semiconductor markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 3D CMM system, products for semiconductor advanced packaging inspection and metrology and CyberGage360 product; costly and time consuming litigation with third parties related to intellectual property infringement; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763-542-5000